Exhibit 5

                        December 9, 1999


The Board of Directors
VSE Corporation
2550 Huntington Avenue
Alexandria, Virginia 22303

Gentlemen:

     We have acted as counsel to VSE Corporation, a Delaware corporation (the "Company"), with respect to the Company's Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 393,750 shares of Common Stock, par value $.05 per share (the "Shares"), (1) 343,750 Shares of which are subject to the VSE Corporation 1998 Stock Option Plan and (2) 50,000 Shares of which are subject to the VSE Corporation 1998 Non-Employee Directors Stock Plan. Both the VSE Corporation 1998 Stock Option Plan and the VSE Corporation 1998 Non-Employee Directors Stock Plan are collectively referred to as the "Plans."

     As counsel to the Company, we have examined such records and documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the 393,750 Shares subject to the Plans when issued or delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

                              Very truly yours,


                              /s/ ARENT FOX KINTNER PLOTKIN & KAHN